TIERS®SUPPLEMENT 2001-12

between

STRUCTURED PRODUCTS CORP.,
as Depositor

and

U.S. BANK TRUST NATIONAL ASSOCIATION,
as Trustee

TIERS®Principal-Protected Certificates Trust Series FFH 2001-12

                         TABLE OF CONTENTS

                                                                 Page

Preliminary Statement.............................................1

Section 1.  Certain Defined Terms.................................1
Section 2.  Creation and Declaration of Trust; Grant of Term
            Assets and Treasury Obligations; Acceptance by

Section 5.  Certificate Principal Balance and Denominations;

Section 9.  Certain Provisions of Base Trust Agreement Not

Section 16. No Investment of Amounts Received on Term Assets

`Section 21...............................Ratification of
            Agreement12

Section 26. Tender for Term Assets or Change of Control
            of the Term AssetsIssuer.............................13

Exhibit A..--   Identification  of the Term  Assets  as of  Closing
Date
Exhibit B..--   Terms of the Certificates as of Closing Date
Exhibit C..--   Form of Certificates

i

                         TABLE OF CONTENTS
                            (continued)
                                                                 Page

Exhibit D..--   Form of Call Warrant

ii

TIERS® SUPPLEMENT 2001-12, dated as of May 25, 2001 (this “Series Supplement”), between STRUCTURED PRODUCTS CORP., a Delaware corporation, as depositor (the “Depositor”), and U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

PRELIMINARY STATEMENT

                   Pursuant to the Base Trust Agreement, dated as of May 21, 1999 (as amended and supplemented pursuant to a Series Supplement, the “Agreement”), between the Depositor and the Trustee, such parties may at any time and from time to time enter into a series supplement supplemental to the Agreement for the purpose of creating a trust. Section 5.13 of the Agreement provides that the Depositor may at any time and from time to time direct the Trustee to authenticate and deliver, on behalf of any such trust, a new Series of trust certificates. Each trust certificate of such new Series of trust certificates will represent a fractional undivided beneficial interest in such trust. Certain terms and conditions applicable to each such Series are to be set forth in the related series supplement to the Agreement.

                   Pursuant to this Series Supplement, the Depositor and the Trustee shall create and establish a new trust to be known as TIERS® Principal-Protected Certificates Trust Series FFH 2001-12, and a new Series of trust certificates to be issued thereby, which certificates shall be known as the TIERS® Certificates, and the Depositor and the Trustee shall herein specify certain terms and conditions in respect thereof.

                   The Certificates shall be Fixed Rate Certificates issued in one Class (the “Certificates”). The Trust also is issuing call options with respect to $20,646,000 principal amount of Term Assets (the “Call Warrants”) and the Treasury Obligations described herein.

                   On behalf of and pursuant to the authorizing resolutions of the Board of Directors of the Depositor, an authorized officer of the Depositor has authorized the execution, authentication and delivery of the Certificates, and has authorized the Agreement and this Series Supplement in accordance with the terms of Section 5.13 of the Agreement.

                   Section 1.     Certain Defined Terms. (a) All terms used in this Series Supplement that are defined in the Agreement, either directly or by reference therein, have the meanings assigned to such terms therein, except to the extent such terms are defined or modified in this Series Supplement or the context requires otherwise. The Agreement also contains rules as to usage which shall be applicable hereto.

                   (b)     Pursuant to Article I of the Agreement, the meaning of certain defined terms used in the Agreement shall, when applied to the trust certificates of a particular Series, be as defined in Article I but with such additional provisions and modifications as are specified in the related series supplement. With respect to the Certificates, the following definitions shall apply:

                   “Acceleration”: The acceleration of the maturity of the Term Assets after the occurrence of any default on the Term Assets other than a Payment Default.

           “Business Day”: Any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law, executive order or governmental decree to be closed.

           “Call Warrant”: A Call Warrant shall have the meaning specified in the Preliminary Statement to this Series Supplement.

           “Certificateholder” or "Holder": With respect to any Certificate, the Holder thereof.

           “Certificateholders” or "Holders": The Holders of the Certificates.

           “Closing Date”: May 25, 2001.

           “Collection Account”: With respect to each Series, an account established and maintained by the Trustee in its corporate trust department in the Trustee’s name on behalf of the related Certificateholders, into which all payments made on or with respect to the related Term Assets and Treasury Obligations will be deposited.

           “Collection Period”: The period from (but excluding) the preceding Distribution Date (or, in the case of the first Distribution Date, from and including the Closing Date), through and including the current Distribution Date.

           “Corporate Trust Office”: U.S. Bank Trust National Association, 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Corporate Trust or such other corporate trust office as the Trustee shall designate in writing to the Depositor and the Certificateholders.

           “Depositary”: The Depository Trust Company.

           “Distribution Date”: Any Scheduled Distribution Date, the Maturity Date or any Term Assets Default Distribution Date or any Term Assets Redemption Distribution Date.

           “Fixed Payment”: Each equal semiannual installment of interest payable on the Term Assets on each January 15 and July 15, commencing July 15, 2001 through and including July 15, 2037.

           “Interest Collections”: With respect to any Distribution Date, all payments received by the Trustee, during the Collection Period ending on such Scheduled Distribution Date, in respect of (i) interest on the Term Assets, (ii) a pro rata amount of a single payment of principal of $20,000,000 received from the Treasury Obligations, and (iii) penalties or other amounts required to be paid because of late payments on the Term Assets.

           “Maturity Date”: July 15, 2037.

           “Payment Default”: A default in the payment of any amount due on the Term Assets after the same becomes due and payable (and the expiration of any applicable grace period on the Term Assets).

           “Place of Distribution”: New York, New York.

           “Rating Agency”: Moody's Investors Service, Inc. ("Moody's") and any successor to the foregoing. References to "the Rating Agency" in the Agreement shall be deemed to be such credit rating agency.

           “Record Date”: With respect to any Distribution Date, the day immediately preceding such Distribution Date.

           “Scheduled Distribution Date”: The first day of each January and July or, if any such day is not a Business Day, then the immediately following Business Day, commencing July 15, 2001, through and including July 15, 2037; provided, however, that payment on each Scheduled Distribution Date shall be subject to prior payment of interest or principal, as applicable, on the Term Assets.

           “Specified Currency”: United States Dollars.

           “Term Assets”: As of the Closing Date, $20,646,000 aggregate principal amount of 7.75% Notes issued by the Term Assets Issuer, sold to the Trustee by the Depositor and identified on Exhibit A hereto. Additional Term Assets may also be sold to the Trustee from time to time pursuant to Section 5 of this Series Supplement.

           “Term Assets Default Distribution Date”: The date on which the Trustee makes a distribution of the proceeds received in connection with a recovery on the Term Assets (in the case of a Payment Default, after deducting any costs incurred in connection therewith) following a Payment Default or an Acceleration or other default with respect to the Term Assets.

           “Term Assets Issuer”: Fairfax Financial Holdings Limited.

           “Term Assets Payment Date”: The fifteenth day of each January and July, commencing July 15, 2001 and ending on July 15, 2037; provided, however, that if any Term Assets Payment Date would otherwise fall on a day that is not a Business Day, such Term Assets Payment Date will be the following Business Day.

           “Term Assets Prospectus”: The prospectus of the Term Assets Issuer, dated August 1, 1997, with respect to the Term Assets.

           “Term Assets Redemption Distribution Date”: The date on which the Trustee receives payment for a redemption of Term Assets in accordance with their terms; provided, however, if the Trustee receives such payment after 10:00 A.M. (New York City time) on such date, the Term Assets Redemption Distribution Date shall be on the next Business Day.

           “Term Assets Trustee”: The trustee for the Term Assets.

           “Treasury Obligations”: Initially, the Treasury STRIPS, but shall include any additional direct obligations of the United States of America purchased by the Trust pursuant to Section 5 and any direct obligations of the United States of America purchased by the Trust (or repurchase agreements entered into by the Trust) pursuant to Section 10(h) of this Series Supplement.

           “Treasury STRIPS”: $20,000,000 (maturity amount) of United States Treasury STRIPS, which are zero coupon direct obligations of the United States of America, due May 15, 2030 and sold to the Trust by the Depositor. Additional Treasury STRIPS may also be sold to the Trust from time to time pursuant to Section 5 of this Series Supplement.

           “Trust“: TIERS(R)Principal-Protected Certificates Trust Series FFH 2001-12.

           “Trust Termination Event”: (a) the payment in full at maturity or upon early redemption of the Certificates, (b) the distribution of the proceeds received upon a recovery on the Term Assets in the case of a Payment Default (after deducting the costs incurred in connection therewith) or an Acceleration thereof (or other default with respect to the Term Assets), (c) the distribution in kind of the Term Assets upon a tender by an affiliate of the Depositor of 100% of the then outstanding Call Warrants and Certificates in exchange for 100% of the Term Assets, or (d) the sale by the Trustee in accordance with the Call Warrants of all the Term Assets and the distribution in full of all amounts due to Certificateholders.

           “Voting Rights”: The Certificateholders shall have 100% of the total Voting Rights with respect to the Certificates, which Voting Rights shall be allocated among all Holders of Certificates in proportion to the principal balances held by such Holders on any date of determination.

           “Warrant Agent Agreement”: The Warrant Agent Agreement, dated as of the date hereof, between the Depositor and U.S. Bank Trust National Association, as Warrant Agent and as Trustee, as the same may be amended or modified from time to time.

           “Warrant Exercise Date”: Warrant Exercise Date shall have the meaning given to such term in the Call Warrant.

           “Warrant Exercise Purchase Price”: An amount paid by the Warrantholder on each Warrant Exercise Date equal to 96.871065% of the principal amount of the Term Assets being purchased pursuant to the exercise of the Call Warrants plus accrued and unpaid interest to and including the Warrant Exercise Date, plus a pro rata amount of the accreted value or principal amount, as applicable, of the Treasury Obligations as of the Warrant Exercise Date.

           “Warrantholder”: Warrantholder shall have the meaning given to such term in the Call Warrant.

           Section 2.    Creation and Declaration of Trust; Grant of Term Assets and Treasury Obligations; Acceptance by Trustee. (a)    The Trust, of which the Trustee is the trustee, is hereby created under the laws of the State of New York for the benefit of the holders of the Certificates. The Trust shall be irrevocable.

          (b)     The Depositor, concurrently with the execution and delivery hereof and pursuant to Section 2.1 of the Agreement, has delivered or caused to be delivered to the Trustee the Term Assets and the Treasury STRIPS.

          (c)     The Depositor does hereby sell, transfer, assign, set over and otherwise convey to the Trustee on behalf and for the benefit of the holders of the Certificates and the Trust, without recourse, the Term Assets, the Treasury STRIPS and any and all proceeds thereof. The Trustee shall pay the purchase price for the Term Assets and the Treasury STRIPS by delivering to, or at the direction of, the Depositor, all of the Certificates on the Closing Date and making the payment identified in Section 10(l) of this Series Supplement.

          (d)     The Trustee hereby (i) acknowledges such sale and deposit, pursuant to subsections (b) and (c) above, and receipt by it of the Term Assets and the Treasury STRIPS, (ii) accepts the trusts created hereunder in accordance with the provisions hereof and of the Agreement but subject to the Trustee’s obligation, as and when the same may arise, to make any payment or other distribution of the assets of the Trust as may be required pursuant to this Series Supplement, the Agreement and the Certificates, and (iii) agrees to perform the duties herein or therein required and any failure to receive reimbursement of expenses and disbursements under Section 13 hereof shall not release the Trustee from its duties herein or therein.

           Section 3.     Designation. There is hereby created a Series of trust certificates to be issued pursuant to the Agreement and this Series Supplement to be known as the “TIERS® Certificates.” The Certificates shall be issued in one class, in the amount set forth in Section 5. The Certificates shall be issued in substantially the form set forth in Exhibit C to this Series Supplement with such necessary or appropriate changes as shall be approved by the Depositor and the Trustee, such approval to be manifested by the execution and authentication thereof by the Trustee. The Certificates shall evidence undivided ownership interests in the assets of the Trust, subject to the liabilities of the Trust and shall be payable solely from payments or property received by the Trustee on or in respect of the Term Assets and the Treasury Obligations.

           Section 4.     Date of the Certificates. The Certificates that are authenticated and delivered by the Trustee to or upon Depositor Order on the Closing Date shall be dated the Closing Date. All other Certificates that are authenticated after the Closing Date for any other purpose under the Agreement shall be dated the date of their authentication.

           Section 5.    Certificate Principal Balance and Denominations; Additional Term Assets and Treasury Obligations. On the Closing Date, Certificates with a Certificate Principal Balance of $20,000,000 may be authenticated and delivered under the Agreement and this Series Supplement. The Certificate Principal Balance shall initially equal the maturity amount of the Treasury STRIPS sold to the Trustee and deposited in the Trust. Such Certificate Principal Balance shall be calculated without regard to Certificates authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Certificates pursuant to Sections 5.3, 5.4 or 5.5 of the Agreement. The Depositor may sell to the Trustee additional Term Assets and Treasury Obligations (provided that if the Trustee holds the Treasury STRIPS at the time of such proposed sale, then any such Treasury Obligations must be Treasury STRIPS) on any date hereafter upon at least 5 Business Days notice to the Trustee and upon (i) satisfaction of the Rating Agency Condition and (ii) delivery of an Opinion of Counsel to the effect that the sale of such additional Term Assets and Treasury Obligations will not materially increase the likelihood that the Trust would fail to qualify as a grantor trust under the Code; provided that the principal amount of additional Term Assets must equal 103.23% of the maturity amount of the additional Treasury Obligations. Upon such sale to the Trustee, the Trustee shall deposit such additional

Term Assets and Treasury Obligations in the Collection Account, and shall authenticate and deliver to the Depositor, or its order, Certificates in a Certificate Principal Balance equal to the maturity amount of such additional Treasury Obligations. Any such additional Certificates authenticated and delivered shall rank pari passu with any Certificates previously issued in accordance with this Series Supplement.

           Section 6.    Currency of the Certificates. All distributions on the Certificates will be made in the Specified Currency.

           Section 7.    Form of Securities. The Trustee shall execute and deliver the Certificates in the form of one or more global certificates registered in the name of DTC or its nominee.

           Section 8. Call Warrants. (a) Concurrently with the execution of this Series Supplement, the Trustee, on behalf of the Trust, shall execute the Warrant Agent Agreement and one Call Warrant, dated as of the date hereof and substantially in the form of Exhibit D hereto, initially evidencing all of the Call Warrants. The Trustee shall perform the Trust’s obligations under the Warrant Agent Agreement and the Call Warrants in accordance with their respective terms.

          (b) The Trustee may not enter into any amendment or modification of the Call Warrant except as provided in Section VI.4 of the Call Warrant.

          (c) The Trustee shall notify the Certificateholders and the Rating Agency upon receipt of any notice, pursuant to the provision of the Call Warrants, of a Warrantholder’s intent to exercise its Call Warrants. Such notice from the Trustee shall state the Warrant Exercise Date, that such exercise of the Call Warrant is conditional upon receipt by the Trustee of the Warrant Exercise Purchase Price with respect to such exercise, that the Trustee will select by lot for redemption a principal amount of Certificates equal to 96.871065% of the principal amount of Term Assets to be purchased, and that such redemption of the Certificates will occur on the Warrant Exercise Date at a price equal to $1,000 per Certificate plus accrued and unpaid interest to the date of redemption, plus a pro rata amount of the accreted value or principal amount, if applicable, of the Treasury Obligations as of the date of redemption. A holder of a Call Warrant may rescind its notice given pursuant to the terms of the Call Warrant and any rescission of such notice or failure to pay the Warrant Exercise Purchase Price pursuant to a rescinded notice shall not adversely affect the right of a Warrantholder to deliver a notice thereafter. The Trustee shall promptly notify Certificateholders of any rescission of such a notice and that the redemption of Certificates in connection with such exercise is also rescinded.

          (d) Upon the exercise of any Call Warrant in accordance with the terms of the Call Warrants, the Trustee, after receipt of the Warrant Exercise Purchase Price and the Call Warrants being exercised, shall deliver or cause to be delivered upon the written direction of the Warrant Agent, by 1:00 p.m. (New York City time) on the related Warrant Exercise Date, the Term Assets as specified in the exercised Call Warrant by instructing the Depositary to credit such Term Assets to the account of the exercising Warrantholder or its nominee, provided that the Trustee shall have received notice of the exercise of such Call Warrant from the

Warrant Agent in accordance with the terms of the Call Warrants and shall have received from the Warrant Agent an amount, in immediately available funds in a form acceptable to the Trustee, equal to the Warrant Exercise Purchase Price for such Term Assets by 1:00 p.m. (New York City time) on the related Warrant Exercise Date.

          (e) Upon receipt of the Warrant Exercise Purchase Price pursuant to this Section 8 and the Call Warrants being exercised, the Trustee shall deposit the amount of the Warrant Exercise Purchase Price in the Certificate Account on or before the related Warrant Exercise Date. The Certificates to be redeemed will be selected by the Trustee or DTC by lot and will be paid for on the Warrant Exercise Date.

           Section 9.     Certain Provisions of Base Trust Agreement Not Applicable. The provisions of Sections 3.12, 5.16, 5.17 and 9.1 of the Base Trust Agreement dated as of May 21, 1999 and any other provision of the Base Trust Agreement dated as of May 21, 1999 which imposes obligations on, or creates rights in favor of, the Trustee or the Certificateholders as a result of or in connection with an “Event of Default” or “Administrative Agent Termination Event” shall be inapplicable with respect to the Certificates.

           Section 10.    Distributions.

          (a)     On each Scheduled Distribution Date, the Trustee shall distribute to the Certificateholders the related Fixed Payment, to the extent of Interest Collections, and on the Maturity Date shall distribute to the Certificateholders the principal balance of the Certificates (in the amount of $20,000,000) and an additional payment of $20,646,000 due on the Term Assets on July 15, 2037, to the extent the principal of the Term Assets and the Treasury Obligations is received by the Trustee, and shall distribute all other amounts held in the Trust pursuant to Section 10(k) of this Series Supplement; provided, however, if any such payment with respect to the Term Assets is made to the Trustee after the Term Assets Payment Date on which such payment was due, the Trustee shall distribute such amount received on the Business Day following such receipt.

          (b)     In the event of a Payment Default, the Trustee shall proceed against the Term Assets Issuer on behalf of the Certificateholders to enforce the Term Assets or otherwise to protect the interests of the Certificateholders, subject to the receipt of indemnity in form and substance satisfactory to the Trustee; provided that holders of the Certificates representing a majority of the Voting Rights on the Certificates will be entitled to direct the Trustee in any such proceeding or direct the Trustee to sell the Term Assets, subject to the Trustee’s receipt of satisfactory indemnity. In the event of an Acceleration and a corresponding payment on the Term Assets, the Trustee shall distribute the proceeds to the Certificateholders no later than two Business Days after the receipt of immediately available funds.

          (c)     In the event that the Trustee receives money or other property in respect of the Term Assets (other than a scheduled payment on or with respect to an interest payment date) as a result of a Payment Default on the Term Assets (including from the sale thereof), the Trustee will promptly give notice as provided in Section 18(c) to the Depositary, or for any Certificates which are not then held by DTC or any other depository, directly to the registered holders of the Certificates then outstanding and unpaid. Such notice shall state that, not later than 30 days after the receipt of such moneys or other property, the Trustee will allocate and distribute such moneys or other property to the holders of Certificates then outstanding and unpaid, pro rata by principal amount (after deducting the costs incurred in connection therewith and subject to clause (l) of this Section 10). Property other than cash will be liquidated by the Trustee, and the proceeds thereof distributed in cash, only to the extent necessary to avoid distribution of fractional securities to Certificateholders. In-kind distribution of Term Assets to Certificateholders will not reduce the principal amount of Certificates. Other than as provided in clause (l) below, no amounts will be distributed to the Depositor in respect of the Term Assets.

          (d)     Distributions to the Certificateholders on each Distribution Date will be made to the Certificateholders of record on the Record Date.

          (e)     All distributions to Certificateholders shall be allocated pro rata among the Certificates based on their respective principal balances as of the Record Date.

          (f)     Notwithstanding any provision of the Agreement to the contrary, to the extent funds are available, the Trustee will initiate payment in immediately available funds by 10:00 A.M. (New York City time) on each Distribution Date of all amounts payable to each Certificateholder with respect to any Certificate held by such Certificateholder or its nominee (without the necessity for any presentation or surrender thereof or any notation of such payment thereon) in the manner and at the address as each Certificateholder may from time to time direct the Trustee in writing fifteen (15) days prior to such Distribution Date requesting that such payment will be so made and designating the bank account to which such payments shall be so made. The Trustee shall be entitled to rely on the last instruction delivered by the Certificateholder pursuant to this Section 10(f) unless a new instruction is delivered fifteen (15) days prior to a Distribution Date.

          (g)     Upon receipt by the Trustee of a notice that all or a portion of the Term Assets are to be redeemed, the Trustee shall select by lot for redemption a principal amount of Certificates equal to 96.871065% of the principal amount of the Term Assets to be redeemed and establish the Term Assets Redemption Distribution Date. Notice of such redemption shall be given by the Trustee to the registered Certificateholders not less than 15 days prior to the Term Assets Redemption Distribution Date by mail to each registered Certificateholder at such registered Certificateholder’s last address on the register maintained by the Trustee; provided, however, that the Trustee shall not be required to give any notice of redemption prior to the third (3rd) Business Day after the date it receives notice of such redemption.

          (h)     The payment at maturity from the Treasury STRIPS will be reinvested in direct obligations of the United States of America, to the extent available, that mature before (but closest to) the Maturity Date. To the extent direct obligations of the United States of America are not then available, any uninvested amounts received from the Treasury STRIPS shall be invested in repurchase agreements which mature in less than 365 calendar days with respect to direct obligations of the United States of America (or if such a repurchase agreement is not then available, with respect to either direct obligations of the United States of America or any security issued or guaranteed by an agency or instrumentality of the United States of America) with an entity having a credit rating in the highest long term rating category of the Rating Agency. Interest earnings from such Treasury Obligations or such repurchase agreements shall be distributed on each January 15 and July 15 following the date of receipt thereof.

          (i)     (Reserved)

          (j)     (Reserved)

          (k)    The rights of the Certificateholders to receive distributions in respect of the Certificates, and all interests of the Certificateholders in such distributions, shall be as set forth in this Series Supplement. Notwithstanding anything in the Agreement to the contrary, to the extent there remains on deposit monies or property in the Trust after all the accrued and unpaid Fixed Payments and the return of the Certificate Principal Balance are made on the Certificates, such remaining monies or property shall be distributed to the Certificateholders on a pro rata basis based on the Certificate Principal Balance of the Certificates held on the date the final Fixed Payment was made on the Certificates. The Trustee shall in no way be responsible or liable to the Certificateholders nor shall any Certificateholder in any way be responsible or liable to any other Certificateholder in respect of amounts previously distributed on the Certificates based on their respective principal balances.

          (l)    On the Closing Date, as payment in full for the Treasury STRIPS and as partial payment for the Term Assets, the Trustee shall deliver to, or at the direction of, the Depositor all of the Certificates. On January 15, 2001, as payment of the balance of the purchase price for the Term Assets, the Trustee shall pay to the Depositor the amount of the interest accrued on the Term Assets from January 15, 2001 to but not including the Closing Date, which amount equals $577,801.25. In the event the Depositor is not paid such accrued interest on such date, the Depositor shall have a claim for the amount specified in the preceding sentence and shall share pari passu with Certificateholders to the extent of such claim in the proceeds from the sale of the Term Assets and the Treasury STRIPS.

          (m)     In the event the Trustee is informed by the Depositor that periodic reports required to be filed by the Underlying Issuer under the Exchange Act are no longer being filed, the Trustee may be directed by the Depositor to distribute to Certificateholders, on a pro-rata basis according to the Certificate Principal Balance of Certificates held, the Term Assets and the Treasury Obligations in-kind to the extent possible based on the minimum authorized denominations of the Term Assets, the Treasury Obligations and the Certificates, to liquidate any remaining Term Assets and Treasury Obligations, and to distribute the proceeds thereof to the remaining Certificateholders on a pro-rata basis according to the Certificate Principal Balance of Certificates held.

           Section 11 .     Termination of Trust. (a)   The Trust shall terminate upon the occurrence of any Trust Termination Event.

          (b)    Except for any reports and other information required to be provided to Certificateholders hereunder and under the Agreement and except as otherwise specified herein and therein, the obligations of the Trustee will terminate upon the distribution to Certificateholders of all amounts required to be distributed to them and the disposition of all Term Assets and Treasury Obligations held by the Trustee. The Trust shall thereupon terminate, except for surviving rights of indemnity.

           Section 12 .     Limitation of Powers and Duties. (a)  The Trustee shall administer the Trust, the Term Assets and the Treasury Obligations solely as specified herein and in the Agreement.

          (b)    The Trust is constituted solely for the purpose of acquiring and holding the Term Assets and the Treasury Obligations. The Trustee is not authorized to acquire any other investments or engage in any activities not authorized herein and, in particular, unless expressly provided in the Agreement, the Trustee is not authorized (i) to sell, assign, transfer, exchange, pledge, set-off or otherwise dispose of any of the Term Assets or Treasury Obligations, once acquired, or interests therein, including to Certificateholders, (ii) to merge or consolidate the Trust with any other entity, or (iii) to do anything that would materially increase the likelihood that the Trust will fail to qualify as a grantor trust for United States federal income tax purposes.

          (c)    The parties acknowledge that the Trustee, as the holder of the Term Assets and the Treasury Obligations, has the right to vote and give consents and waivers in respect of the Term Assets and the Treasury Obligations and enforce the other rights, if any, of a holder of the Term Assets and the Treasury Obligations, except as otherwise limited by the Agreement or this Series Supplement. In the event that the Trustee receives a request from the Term Assets Trustee, the Term Assets Issuer or, if applicable, the Depositary with respect to the Term Assets, for the Trustee’s consent to any amendment, modification or waiver of the Term Assets, or any document relating thereto, or receives any other solicitation for any action with respect to the Term Assets, the Trustee shall within two Business Days mail a notice of such proposed amendment, modification, waiver or solicitation to each Certificateholder of record as of the date of such request. The Trustee shall request instructions from the Certificateholders as to what action to take in response to such request and shall be protected in taking no action if no direction is received. Except as otherwise provided herein, the Trustee shall consent or vote, or refrain from consenting or voting, in the same proportion (based on the principal balances of the Certificates) as the Certificates of the Trust were actually voted or not voted by the Holders thereof as of the date determined by the Trustee prior to the date such vote or consent is required; provided, however, that, notwithstanding anything to the contrary in the Agreement or this Series Supplement, the Trustee shall at no time vote in favor of or consent to any matter (i) which would alter the timing or amount of any payment on the Term Assets or Treasury Obligations (including, without limitation, any demand to accelerate the Term Assets or Treasury Obligations) or (ii) which would result in the exchange or substitution of any Term Asset or Treasury Obligation pursuant to a plan for the refunding or refinancing of such Term Asset or Treasury Obligation, except in each case with the unanimous consent of the Certificateholders and subject to the requirement that such vote would not materially increase the likelihood that the Trust will fail to qualify as a grantor trust for federal income tax purposes, such determination to be based solely on an Opinion of Counsel. The Trustee shall have no liability for any failure to act or to refrain from acting resulting from the Certificateholders’ late return of, or failure to return, directions requested by the Trustee from the Certificateholders.

          (d)    Notwithstanding any provision of the Agreement to the contrary, the Trustee may require from the Certificateholders prior to taking any action at the direction of the Certificateholders, an indemnity agreement of a Certificateholder or any of its Affiliates to provide for security or indemnity against the costs, expenses and liabilities the Trustee may incur by reason of any such action. An unsecured indemnity agreement, if acceptable to the Trustee, shall be deemed to be sufficient to satisfy such security or indemnity requirement.

          (e)    Notwithstanding any provision of the Agreement to the contrary, the Trustee shall act as the sole Authenticating Agent, Paying Agent, and Registrar.

           Section 13 .     Compensation of Trustee. The Trustee shall be entitled to receive from the Depositor as compensation for the Trustee’s services hereunder, trustee’s fees pursuant to a separate agreement between the Trustee and the Depositor, and shall be reimbursed for all reasonable expenses, disbursements and advances incurred or made by the Trustee (including the reasonable compensation, disbursements and expenses of its counsel and other persons not regularly in its employ). The Depositor shall indemnify and hold harmless the Trustee and its successors, assigns, agents and servants against any and all loss, liability or reasonable expense (including attorneys’ fees) incurred by it in connection with the administration of this trust and the performance of its duties thereunder. The Trustee shall notify the Depositor promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Depositor shall not relieve the Depositor of its obligations hereunder. The Depositor need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, gross negligence or bad faith. The indemnities contained in this Section 13 shall survive the resignation or termination of the Trustee or the termination of this Agreement.

           Failure by the Depositor to pay, reimburse or indemnify the Trustee shall not entitle the Trustee to any payment, reimbursement or indemnification from the Trust, nor shall such failure release the Trustee from the duties it is required to perform under this Series Supplement. Any unpaid, unreimbursed or unindemnified amounts shall not be borne by the Trust and shall not constitute a claim against the Trust, but shall be borne by the Trustee in its individual capacity, and the Trustee shall have no recourse against the Trust with respect thereto.

           Section 14 .     Modification or Amendment. The Trustee shall not enter into any modification or amendment of the Agreement or this Series Supplement unless such modification or amendment is in accordance with Section 10.1 of the Agreement. Pursuant to Section 5 of this Series Supplement, the Depositor may sell to the Trustee additional Term Assets and Treasury Obligations from time to time without violation or trigger of this Section 14.

           Section 15 .     Accounting. Notwithstanding Section 3.16 of the Agreement, Independent Public Accountants’ Administration Report, no such accounting reports shall be required. Pursuant to Section 4.2 of the Agreement, Reports to Certificateholders, the Trustee shall cause the statements to be prepared and forwarded as provided therein.

           Section 16 .     No Investment of Amounts Received on Term Assets or Treasury Obligations. All amounts received on or with respect to the Term Assets and the Treasury Obligations, if not required to be distributed or reinvested by the terms of this Series Supplement, shall be held uninvested by the Trustee.

           Section 17 .    No Event of Default. There shall be no Events of Default defined with respect to the Certificates.

           Section 18 .     Notices. (a) All directions, demands and notices hereunder and under the Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered or mailed by first class mail, postage prepaid or by express delivery service or by certified mail, return receipt requested or delivered in any other manner specified herein, (i) in the case of the Depositor, to Structured Products Corp., 390 Greenwich Street, 6th Floor, New York, New York 10013, Attention: Secretary, or such other address as may hereafter be furnished to the Trustee in writing by the Depositor, and (ii) in the case of the Trustee, to U.S. Bank Trust National Association, 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Corporate Trust, facsimile number (212) 809-5459, or such other address as may hereafter be furnished to the Depositor in writing by the Trustee.

          (b)     For purposes of delivering notices to the Rating Agency under Section 10.07, Notice to Rating Agency, of the Agreement or otherwise, such notices shall be mailed or delivered as provided in Section 10.07, Notice to Rating Agency, to: Moody’s Investors Service, Inc., Structured Derivative Products, 99 Church Street, New York, New York 10007; or such other address as the Rating Agency may designate in writing to the parties hereto.

          (c)     In the event a Payment Default or an Acceleration occurs, the Trustee shall promptly give notice to the Depositary or, for any Certificates which are not then held by the Depositary or any other depository, directly to the registered holders of the Certificates thereof. Such notice shall set forth (i) the identity of the issue of Term Assets, (ii) the date and nature of such Payment Default or Acceleration, (iii) the principal amount of the interest or principal in default, (iv) the Certificates affected by the Payment Default or Acceleration, and (v) any other information which the Trustee may deem appropriate.

          (d)     Notwithstanding any provisions of the Agreement to the contrary, the Trustee shall deliver all notices or reports required to be delivered to or by the Trustee or the Depositor to the Certificateholders without charge to such Certificateholders.

           Section 19 .     Access to Certain Documentation. Access to documentation regarding the Term Assets will be afforded without charge to any Certificateholder so requesting pursuant to Section 3.17 of the Agreement, Access to Certain Documentation. Additionally, the Trustee shall provide at the request of any Certificateholder without charge to such Certificateholder the name and address of each Certificateholder of Certificates hereunder as recorded in the Certificate Register for purposes of contacting the other Certificateholders with respect to their rights hereunder or for the purposes of effecting purchases or sales of the Certificates, subject to the transfer restrictions set forth herein.

           Section 20 .     Advances. There is no Administrative Agent specified herein; hence no person (including the Trustee) shall be permitted or obligated to make Advances as described in Section 4.03 of the Agreement, Advances.

           Section 21 .     Ratification of Agreement. With respect to the Series issued hereby, the Agreement, as supplemented by this Series Supplement, is in all respects ratified and confirmed and the Agreement as so supplemented by this Series Supplement shall be read, taken and construed as one and the same instrument. To the extent there is any inconsistency between the terms of the Agreement and this Series Supplement, the terms of this Series Supplement shall govern.

           Section 22 .     Counterparts. This Series Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

           Section 23 .     Governing Law. This Series Supplement and each Certificate issued hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely therein without reference to such State’s principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

           Section 24 .     Affiliate Exchange Right. Any affiliate of the Depositor, but not the Depositor itself, will have the right on any date to tender to the Trustee Certificates of a specified principal amount and to receive in exchange (i) Term Assets in an amount equal to 103.23% of such principal amount and (ii) Treasury Obligations in a maturity amount equal to such principal amount.

           Section 25 .     Certificate of Compliance. The Depositor shall deliver to the Trustee on or prior to June 30 of each year prior to a Trust Termination Event the Officer’s Certificate as to compliance as required by Section 6.1(b) of the Base Trust Agreement.

           Section 26 .     Tender for Term Assets or Change of Control of the Term Assets Issuer. If a tender offer is made for the Term Assets or a change of control occurs with respect to the Term Assets Issuer, Certificateholders may instruct the Trustee to distribute their pro rata share of the Term Assets and Treasury Obligations (subject to satisfaction of provisions concerning minimum authorized denominations) or to liquidate the same and distribute the proceeds thereof to Certificateholders.

          IN WITNESS WHEREOF, the parties hereto have caused this Series Trust Agreement to be executed by their respective duly authorized officers as of the date first above written.

STRUCTURED PRODUCTS CORP.

By: /s/ Matthew R. Mayers Authorized Signatory

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee

By: /s/ Marlene Fahey Responsible Officer

EXHIBIT A

IDENTIFICATION OF THE TERM ASSETS AS OF CLOSING DATE

Issuer:	Fairfax Financial Holdings

Term Assets:	7.75% Notes due July 15, 2037

Maturity Date:	July 15, 2037

Original Principal Amount Issued:	$125,000,000

CUSIP No.:	303901 AE2

Stated Interest Rate:	7.75% per annum

Interest Payment Dates:	January 15 and July 15

Principal Amount of Term Assets Deposited Under Trust Agreement:	$20,646,000

The Term Assets will be held by the Trustee as book-entry credits to an account of the Trustee or its agent at The Depository Trust Company, New York, New York (“DTC”).

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EXHIBIT B

TERMS OF THE CERTIFICATES AS OF CLOSING DATE

Aggregate Principal Amount of TIERS(R)Certificates:	$20,000,000

Authorized Denomination: of TIERS®Certificates:	$1,000 and integral multiples thereof

Rating Agencies:	Moody's Investors Service, Inc.

Closing Date:	May 25, 2001

Distribution Dates:	January 15 and July 15, February 15, 2027, any Term Assets Redemption Distribution Date or any Term Assets Default Distribution Date.

Interest Rate:	8.0%.

Maturity Date:	July 15, 2037

Record Date:	With respect to any Distribution Date, the day immediately preceding such Distribution Date.

Trustee's Fees:	The Trustee's fees shall be payable by the Depositor pursuant to a separate fee agreement between the Trustee and the Depositor.

Initial Certificate Registrar:	U.S. Bank Trust National Association

Corporate Trust Office:	U.S. Bank Trust National Association
100 Wall Street, Suite 1600
New York, New York 10005
Attention: Corporate Trust Department, Regarding
TIERS® Principal-Protected Certificates Trust Series FFH 2001-12

B-1

EXHIBIT C

FORM OF CERTIFICATES

THIS CERTIFICATE REPRESENTS AN UNDIVIDED INTEREST IN THE TRUST AND DOES NOT EVIDENCE AN OBLIGATION OF, OR AN INTEREST IN, AND IS NOT GUARANTEED BY THE DEPOSITOR OR THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE TRUST ASSETS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR ANY OTHER PERSON.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CERTIFICATE NUMBER
CUSIP:	Certificate Principal Amount

TIERS® CERTIFICATES

evidencing an undivided interest in the Trust, as defined below, the assets of which include (i) $20,646,000 Fairfax Financial Holdings Limited 7.75% Notes due July 15, 2037 and (ii) $20,000,000 (maturity amount) of United States Treasury STRIPS due May 15, 2030 or the Treasury Obligations if such Treasury STRIPS have matured.

This Certificate does not represent an interest in or obligation of the Trustee, the Depositor or any of their respective affiliates.

THIS CERTIFIES THAT Cede & Co. is the registered owner of a nonassessable, fully-paid, fractional undivided interest in TIERS(R)Principal-Protected Certificates Trust Series FFH 2001-12 (the "Trust") formed by Structured Products Corp., as depositor (the "Depositor").

           The Trust was created pursuant to a Base Trust Agreement, dated as of May 21, 1999 (the “Agreement”), between the Depositor and U.S. Bank Trust National Association, a national banking association, not in its individual capacity but solely as Trustee (the “Trustee”), as supplemented by the TIERS® Supplement 2001-12, dated as of May 25, 2001 (the “Series Supplement” and, together with the Agreement, the “Trust Agreement”), between the Depositor and the Trustee. This Certificate does not purport to summarize the Trust Agreement and reference is hereby made to the Trust Agreement for information with respect to the interests,

C-1

rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and obligations of the Trustee with respect hereto. A copy of the Trust Agreement may be obtained from the Trustee by written request sent to the Corporate Trust Office. Capitalized terms used but not defined herein have the meanings assigned to them in the Trust Agreement.

           This Certificate is one of the duly authorized Certificates designated as “TIERS® Certificates” (herein called the “Certificate” or “Certificates”). This Certificate is issued under and is subject to the terms, provisions and conditions of the Trust Agreement, to which Trust Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. The assets of the Trust include the Term Assets, and all proceeds of the Term Assets, and the Treasury Obligations. Additional Term Assets and Treasury Obligations may be sold to the Trustee and additional Certificates may be authenticated and delivered from time to time as provided in the Trust Agreement, which additional Certificates shall rank pari passu with all other Certificates issued in accordance with the Series Supplement.

           Under the Trust Agreement, there shall be distributed on the dates specified in the Trust Agreement (a “Distribution Date”), to the person in whose name this Certificate is registered at the close of business on the related Record Date, such Certificateholder’s fractional undivided interest in the amount of distributions of the Term Assets to be distributed to Certificateholders on such Distribution Date. The Term Assets will pay interest on January 15 and July 15 of each year with the next interest payment date occurring on July 15, 2001. The principal of the Treasury Obligations (in an amount equal to $20,000,000) and an additional payment of $20,646,000 due on the Term Assets on July 15, 2037 is scheduled to be paid on July 15, 2037.

           The distributions in respect of this Certificate are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts as set forth in the Series Trust Agreement.

           It is the intent of the Depositor and the Certificateholders that the Trust will be classified as a grantor trust under subpart E, Part I of subchapter J of the Internal Revenue Code of 1986, as amended. Except as otherwise required by appropriate taxing authorities, the Depositor and the Trustee, by executing the Trust Agreement, and each Certificateholder, by acceptance of a Certificate, agrees to treat, and to take no action inconsistent with the treatment of, the Certificates for such tax purposes as interests in a grantor trust and the provisions of the Trust Agreement shall be interpreted to further this intention of the parties.

           Each Certificateholder, by its acceptance of a Certificate, covenants and agrees that such Certificateholder shall not, prior to the date which is one year and one day after the termination of the Trust Agreement, acquiesce, petition or otherwise invoke or cause the Depositor to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Depositor under any federal or state bankruptcy, insolvency, reorganization or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Depositor or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Depositor.

           The Trust Agreement permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

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           Unless the certificate of authentication hereon shall have been executed by an authorized officer of the Trustee by manual signature, this Certificate shall not entitle the Holder hereof to any benefit under the Trust Agreement or be valid for any purpose.

           A copy of the Trust Agreement is available upon request and all of its terms and conditions are hereby incorporated by reference and made a part hereof.

           THIS CERTIFICATE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

C-3

           IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by its manual or facsimile signature.

U.S. BANK TRUST NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee and Authenticating Agent

By: Authorized Signatory

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EXHIBIT D

FORM OF CALL WARRANT

TIERS®PRINCIPAL-PROTECTED CERTIFICATES TRUST SERIES FFH 2001-12

Call Warrant

Dated as of May 25, 2001

THIS CALL WARRANT HAS NOT BEEN, AND THE WARRANTS REPRESENTED HEREBY HAVE NOT BEEN, REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION UNDER SUCH ACT IS IN EFFECT OR PURSUANT TO AN EXEMPTION THEREFROM UNDER SUCH ACT. THIS CALL WARRANT AND ANY WARRANT REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THIS CALL WARRANT.

TIERS® PRINCIPAL-PROTECTED CERTIFICATES TRUST SERIES FFH 2001-12

Call Warrant

20,646 Warrants; Each Warrant Relating to $1,000 principal amount of Term Assets and the Treasury Obligations

No. W-1	May 25, 2001

TIERS® Principal-Protected Certificates Trust Series FFH 2001-12 (the “Trust”), a trust created under the laws of the State of New York pursuant to a Base Trust Agreement, dated as of May 21, 1999 (the “Agreement”), between Structured Products Corp. (the “Depositor”) and U.S. Bank Trust National Association, a national banking association, not in its individual capacity but solely as Trustee (the “Trustee”), as supplemented by the TIERS® Supplement 2001-12, dated as of May 25, 2001 (the “Series Supplement” and, together with the Agreement, the “Trust Agreement”), between the Depositor and the Trustee, for value received, hereby certifies that Salomon Brothers International Limited or registered assigns, is entitled to purchase $20,646,000 principal amount of the assets and $20,000,000 of Treasury Obligations set forth on Schedule 1 hereto in whole or part on any Warrant Exercise Date (as defined below) designated by the holder of this instrument (this “Call Warrant”) at a purchase price equal to the Warrant Exercise Purchase Price (as defined below), all subject to the terms and conditions set forth below.

           Certain capitalized terms used in this Call Warrant are defined in Article IV hereof; capitalized terms used but not defined herein shall have the respective meanings set forth in the Trust Agreement; references to an “Exhibit” are, unless otherwise specified, to one of the Exhibits attached to this Call Warrant and references to a “Section” are, unless otherwise specified, to one of the sections of this Call Warrant.

Article I

Exercise of Warrants

           Section I.1     Manner of Exercise. (a) This Call Warrant may be exercised by the holder hereof (each, a “Warrantholder”), in whole or in part, on any Warrant Exercise Date, set forth in the prior written notice to the Warrant Agent and the Trustee delivered at any time on or before the Business Day that is at least fifteen (15) days before such Warrant Exercise Date, by surrender of this Call Warrant to the Warrant Agent at its office set forth in Section VI.3 hereof no later than 11:00 a.m. (New York City time) on such Warrant Exercise Date; provided that such holder shall have made payment to the Warrant Agent, by wire transfer or other immediately available funds acceptable to the Warrant Agent, in the amount of the applicable Warrant Exercise Purchase Price, in a manner such that funds are available to the Warrant Agent no later than 11:00 a.m. (New York City time) on such Warrant Exercise Date, and such holder shall thereupon be entitled to delivery of the Term Assets equal to $1,000 per Call Warrant and the Treasury Obligations purchased hereunder in accordance with this Article I; provided further that the Warrantholder may not exercise this Call Warrant at any time when such Warrantholder is insolvent, and in connection therewith, such Warrantholder shall be required to certify that it is solvent at the time of exercise settlement, by completing the Form of Subscription attached to this Call Warrant and delivering such completed Form of Subscription to the Trustee on or prior to the Warrant Exercise Date.

          (b)     The Warrant Agent shall notify the Trustee immediately upon receipt by the Warrant Agent of a notice by the holder of this Call Warrant and upon receipt of payment of the applicable Warrant Exercise Purchase Price from such holder pursuant to clause (a) of this Section I.1. The Warrant Agent shall transfer each payment made by the holder hereof pursuant to clause (a) of this Section I.1 to the Trustee in immediately available funds, for application pursuant to the Trust Agreement no later than 1:00 p.m. (New York City time) on the applicable Warrant Exercise Date (and, pending such transfer, shall hold each such payment for the benefit of the holder hereof in a segregated trust account).

          (c)      A notice by the holder of a Call Warrant does not impose any obligations on a holder of a Call Warrant in any way to pay any Warrant Exercise Purchase Price. If, by 11:00 a.m. (New York City time) on the Warrant Exercise Date, the holder of the Call Warrant being exercised has not paid the Warrant Exercise Purchase Price, then such notice shall automatically expire and none of the holder of such Call Warrant, the Warrant Agent and the Trustee shall have any obligations with respect to such notice by the holder of such Call Warrant. The expiration of a notice by the holder of this Call Warrant shall in no way affect a holder of a Call Warrant’s right to subsequently deliver a notice which satisfies the terms of the Trust Agreement.

           Section I.2    Transfer of Term Assets and the Treasury Obligations. As soon as practicable after each surrender of this Call Warrant, in whole or in part, and no later than 11:00 a.m. (New York City time) on the Warrant Exercise Date and upon satisfaction of all other requirements described in this Call Warrant, the Warrant Agent shall instruct the Trustee to cause the Term Assets and the Treasury Obligations represented by the number of Warrants being exercised hereunder to be registered on the book-entry system of the related depositary in the registered name or names furnished by the holder, and, in case such exercise is in part only, a new Call

Warrant of like tenor, representing the remaining outstanding Warrants of the holder, shall be delivered by the Warrant Agent to the holder hereof. The Trustee shall cause the delivery of such portion of the Term Assets and the Treasury Obligations to the holder or its nominee no later than 1:00 p.m. (New York City time) on the applicable Warrant Exercise Date in accordance with Section 8(d) of the Trust Agreement.

           Section I.3    Cancellation and Destruction of Call Warrant. All Call Warrants surrendered to the Warrant Agent for the purpose of exercise (in whole or in part) pursuant to Section I.1 and actually exercised, or for the purpose of transfer or exchange pursuant to Article III, shall be cancelled by the Warrant Agent, and no Call Warrant shall be issued in lieu thereof. The Warrant Agent shall destroy all cancelled Call Warrants.

           Section I.4    No Rights as Holder of Term Assets Conferred by Warrants. Prior to the exercise hereof, this Call Warrant shall not entitle the holder hereof to any of the rights of a holder of the Term Assets, including, without limitation, the right to receive the payment of any amount on or in respect of the Term Assets or to enforce any of the covenants of the Trust Agreement.

Article II

Restrictions on Transfer

           Section II.1    Restrictive Legends. Except as otherwise permitted by this Article II, each Call Warrant (including each Call Warrant issued upon the transfer of any Call Warrant) shall be issued with a legend in substantially the following form:

           “This Call Warrant has not been, and the Warrants represented hereby have not been, registered under the Securities Act of 1933, as amended, and may not be transferred, sold or otherwise disposed of except while a registration under such Act is in effect or pursuant to an exemption therefrom under such Act. This Call Warrant and any Warrant represented hereby may be transferred only in compliance with the conditions specified in this Call Warrant and may not be transferred to Salomon Smith Barney Inc. or Structured Products Corp.”

           Section II.2    Notice of Proposed Transfer; Opinions of Counsel. Prior to any transfer of any Call Warrant or portion thereof, the holder hereof will give five (5) Business Days (or such lesser period acceptable to the Warrant Agent) prior written notice to the Warrant Agent of such holder’s intention to effect such transfer and to comply in all other respects with this Section II.2. Each transfer of a portion of a Call Warrant must be for a whole number of Warrants. Each such notice (a) shall describe the manner and circumstances of the proposed transfer in sufficient detail to enable counsel for the holder to render the opinions referred to below, and (b) shall designate counsel for the holder giving such notice. The holder giving such notice will submit a copy thereof to the counsel designated in such notice. If (A) in the opinion of such counsel for the holder the proposed transfer may be effected without registration of such Call Warrant under the Securities Act (such opinion stating the basis for such determination) and (B) such opinion is in form and substance satisfactory to the Depositor and the Warrant Agent, such holder shall thereupon be entitled to transfer such Call Warrant in accordance with the terms of the notice delivered by such holder to the Warrant Agent. Each instrument representing such Call Warrant or portion thereof issued upon or in connection with such transfer shall bear the restrictive legend required by Section II.1, unless the Warrant Agent shall have received an opinion of counsel satisfactory to the Warrant Agent and the Depositor that such legend is no longer required to ensure compliance with the Securities Act.

Article III

Registration and Transfer of Call Warrants, etc.

           Section III.1    Warrant Register; Ownership of Call Warrants. The Warrant Agent will keep a register in which the Warrant Agent will provide for the registration of Call Warrants and the registration of transfers of Call Warrants representing whole numbers of Warrants. The Trustee and the Warrant Agent may treat the Person in whose name any Call Warrant is registered on such register as the owner thereof for all purposes, and the Trustee and the Warrant Agent shall not be affected by any notice to the contrary.

           Section III.2    Transfer and Exchange of Call Warrants. Upon surrender of any Call Warrant for registration of transfer or for exchange to the Warrant Agent, the Warrant Agent shall (subject to compliance with Article II) execute and deliver, and cause the Trustee, on behalf of the Trust, to execute and deliver, in exchange therefor, a new Call Warrant of like tenor and evidencing a like whole number of Warrants, in the name of such holder or as such holder (upon payment by such holder of any applicable transfer taxes or government charges) may direct.

           Section III.3     Replacement of Call Warrants. Upon receipt of evidence reasonably satisfactory to the Warrant Agent of the loss, theft, destruction or mutilation of any Call Warrant and, in the case of any such loss, theft or destruction of any Call Warrant, upon delivery of an indemnity bond in such reasonable amount as the Warrant Agent may determine, or, in the case of any such mutilation, upon the surrender of such Call Warrant for cancellation to the Warrant Agent, the Warrant Agent shall execute and deliver, and cause the Trustee, on behalf of the Trust, to execute and deliver, in lieu thereof, a new Call Warrant of like tenor bearing a number not contemporaneously outstanding.

           Section III.4    Execution and Delivery of Call Warrants by Trustee. The Trustee, on behalf of the Trust, hereby agrees (subject to compliance with Article II) to execute and deliver such new Call Warrants issued in accordance with Section I.2 or this Article III as the Warrant Agent shall request in accordance herewith.

Article IV

Definitions

           As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

           “Business Day”": As defined in the Trust Agreement.

           “Call Warrant”: This instrument.

           "Closing Date": May 25, 2001.

           "Depositor": As defined in the introduction to this Call Warrant, or any successor thereto under the Trust Agreement.

           "Depositor Order": As defined in the Trust Agreement.

           “Person”: Any individual, corporation, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

           "Rating Agency": Moody's Investors Service, Inc. and any successor thereto.

           "Responsible Officer": As defined in the Trust Agreement.

           "Securities Act": The Securities Act of 1933, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

           "Trust": As defined in the introduction to this Call Warrant.

           “Trust Agreement”: The Base Trust Agreement, dated as of May 21, 1999, between the Depositor and the Trustee, as supplemented by the TIERS® Supplement 2001-22, dated as of May 25, 2001, between the Depositor and the Trustee, incorporating by reference the definitions and assumptions thereto, as the same may be amended or modified from time to time.

           "Trustee": As defined in the introduction to this Warrant, or any successor thereto under the Trust Agreement.

           "Warrant": The right to purchase, on a pro rata basis, an aggregate of $1,000 in par amount of the Term Assets and the Treasury Obligations.

           "Warrant Agent": U.S. Bank Trust National Association, a national banking association, in its capacity as warrant agent hereunder, or any successor thereto hereunder.

           "Warrant Exercise Date": Any Business Day on or after July 15, 2007, as set forth in the notice from the Warrantholder to the Warrant Agent and the Trustee.

           “Warrant Exercise Purchase Price”: An amount paid by the Warrantholder on each Warrant Exercise Date equal to 96.871065% of the principal amount of the Term Assets being purchased pursuant to the exercise of the Call Warrants plus accrued and unpaid interest to and including the Warrant Exercise Date, plus the accreted value or principal amount, if applicable, of the Treasury Obligations as of the Warrant Exercise Date.

Article V
Warrant Agent

           Section V.1    Limitation on Liability. The Warrant Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of the Call Warrants in reliance upon any instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document in good faith believed by it to be genuine and to be signed, executed and, where necessary, verified and acknowledged, by the proper Person or Persons.

           Section V.2    Duties of Warrant Agent. The Warrant Agent undertakes only the specific duties and obligations imposed hereunder upon the following terms and conditions, by all of which the Depositor, the Trust, the Trustee and each holder of a Call Warrant shall be bound:

          (a)      The Warrant Agent may consult with legal counsel (who may be legal counsel for the Depositor), and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such opinion, provided the Warrant Agent shall have exercised reasonable care in the selection by it of such counsel.

          (b)      Whenever in the performance of its duties hereunder, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Depositor or the Trustee prior to taking or suffering any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a Depositor Order or a certificate signed by a Responsible Officer of the Trustee and delivered to the Warrant Agent; and such certificate shall be full authorization to the Warrant Agent for any action taken or suffered in good faith by it hereunder in reliance upon such certificate.

          (c)      The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith.

          (d)      The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained herein or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Trust and the Depositor only.

          (e)      The Warrant Agent shall not have any responsibility in respect of and makes no representation as to the validity of this Call Warrant or the execution and delivery hereof (except the due execution hereof by the Warrant Agent); nor shall it be responsible for any breach by the Trust of any covenant or condition contained in this Call Warrant; nor shall it by any act hereunder be deemed to make any representation or warranty as to the Term Assets to be purchased hereunder.

          (f)      The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President, a Vice President, its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary of the Depositor, and any Responsible Officer of the Trustee, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer.

          (g)      The Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Call Warrants or other securities of the Trust or otherwise act as fully and freely as though it were not Warrant Agent hereunder, so long as such persons do so in full compliance with all applicable laws. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Trust, the Depositor or for any other legal entity.

          (h)      The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either by itself or by or through its attorneys or agents.

          (i)      The Warrant Agent shall act solely as the agent of the Trust hereunder. The Warrant Agent shall not be liable except for the failure to perform such duties as are specifically set forth herein, and no implied covenants or obligations shall be read into this Call Warrant against the Warrant Agent, whose duties shall be determined solely by the express provisions hereof. The Warrant Agent shall not be deemed to be a fiduciary.

          (j)      The Warrant Agent shall not have any duty to calculate or determine any adjustments with respect either to the Warrant Exercise Purchase Price or to the kind and amount of property receivable by holders of Call Warrants upon the exercise thereof.

          (k)      The Warrant Agent shall not be responsible for any failure on the part of the Trustee to comply with any of its covenants and obligations contained herein.

          (l)      The Warrant Agent shall not be under any obligation or duty to institute, appear in or defend any action, suit or legal proceeding in respect hereof, unless first indemnified to its satisfaction, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without such indemnity. The Warrant Agent shall promptly notify the Depositor and the Trustee in writing of any claim made or action, suit or proceeding instituted against it arising out of or in connection with this Call Warrant.

          (m)      The Trustee will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may be required by the Warrant Agent in order to enable it to carry out or perform its duties hereunder.

           Section V.3     Change of Warrant Agent. The Warrant Agent may resign and be discharged from its duties hereunder upon thirty (30) days notice in writing mailed to the Depositor and the Trustee by registered or certified mail, and to the holders of the Call Warrants by first-class mail at the expense of the Depositor; provided that no such resignation or discharge shall become effective until a successor Warrant Agent shall have been appointed hereunder. The Depositor may remove the Warrant Agent or any successor Warrant Agent upon thirty (30) days notice in writing, mailed to the Warrant Agent or successor Warrant Agent, as the case may be, and to the holders of the Call Warrants by first-class mail; provided further that no such removal shall become effective until a successor Warrant Agent shall have been appointed hereunder. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the

Depositor shall promptly appoint a successor to the Warrant Agent, which may be designated as an interim Warrant Agent. If an interim Warrant Agent is designated, the Depositor shall then appoint a permanent successor to the Warrant Agent, which may be the interim Warrant Agent. If the Depositor shall fail to make such appointment of a permanent successor within a period of thirty (30) days after such removal or within sixty (60) days after notification in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the holder of a Call Warrant, then the Warrant Agent or registered holder of any Warrant may apply to any court of competent jurisdiction for the appointment of such a successor. Any successor to the Warrant Agent appointed hereunder must be rated in one of the four highest rating categories by the Rating Agencies. Any entity which may be merged or consolidated with or which shall otherwise succeed to substantially all of the trust or agency business of the Warrant Agent shall be deemed to be the successor Warrant Agent without any further action.

Article VI

Miscellaneous

           Section VI.1      Remedies. The remedies at law of the holder of this Call Warrant in the event of any default or threatened default by the Warrant Agent in the performance of or compliance with any of the terms of this Call Warrant are not and will not be adequate and, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

           Section VI.2     Limitation on Liabilities of Holder. Nothing contained in this Call Warrant shall be construed as imposing any obligation on the holder hereof to purchase any of the Term Assets and the Treasury Obligations except in accordance with the terms hereof.

           Section VI.3      Notices. All notices and other communications under this Call Warrant shall be in writing and shall be delivered, or mailed by registered or certified mail, return receipt requested, by a nationally recognized overnight courier, postage prepaid, addressed (a) if to any holder of any Call Warrant, at the registered address of such holder as set forth in the register kept by the Warrant Agent, or (b) if to the Warrant Agent, to 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Corporate Trust or to such other address notice of which the Warrant Agent shall have given to the holder hereof and the Trustee or (c) if to the Trust or the Trustee, to the Corporate Trust Office (as set forth in the Trust Agreement); provided that the exercise of any Call Warrant shall be effective in the manner provided in Article I.

           Section VI.4      Amendment. (a) This Call Warrant may be amended from time to time by the Depositor, the Trustee and the Warrant Agent without the consent of the holder hereof, upon receipt of an opinion of counsel satisfactory to the Warrant Agent that the provisions hereof have been satisfied and that such amendment would not alter the status of the Trust as a grantor trust under the Code, for any of the following purposes: (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein or to provide for any other terms or modify any other provisions with respect to matters or questions arising under this Warrant which shall not adversely affect in any material respect the interests of the holder hereof or any holder of a Certificate or (ii) to evidence and provide for the acceptance of appointment hereunder of a Warrant Agent other than U.S. Bank Trust National Association.

          (b)      Without limiting the generality of the foregoing, this Call Warrant may also be modified or amended from time to time by the Depositor, the Trustee and the Warrant Agent with the consent of the holders of 66-2/3% of the Warrants, upon receipt of an opinion of counsel satisfactory to the Warrant Agent that the provisions hereof (including, without limitation, the following proviso) have been satisfied, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Call Warrant or of modifying in any manner the rights of the holders of this Call Warrant; provided, however, that no such amendment shall (i) adversely affect in any material respect the interests of holders of Certificates without the consent of the holders of Certificates evidencing not less than the Required Percentage-Amendment of the aggregate Voting Rights of such affected Certificates (as such terms are defined in the Trust Agreement) and without written confirmation from the Rating Agencies that such amendment will not result in a downgrading or withdrawal of its rating of the Certificates; (ii) alter the dates on which Warrants are exercisable or the amounts payable upon exercise of a Warrant without the consent of the holders of Certificates evidencing not less than 100% of the aggregate Voting Rights of such affected Certificates and the holders of 100% of the affected Warrants or (iii) reduce the percentage of aggregate Voting Rights required by (i) or (ii) without the consent of the holders of all such affected Certificates. Notwithstanding any other provision of this Warrant, this Section VI.4(b) shall not be amended without the consent of the holders of 100% of the affected Warrants.

          (c)      Promptly after the execution of any such amendment or modification, the Warrant Agent shall furnish a copy of such amendment or modification to each holder of a Call Warrant, to each holder of a Certificate and to the Rating Agencies. It shall not be necessary for the consent of holders of Warrants or Certificates under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof shall be subject to such reasonable regulations as the Warrant Agent may prescribe.

           Section VI.5      Expiration. The right to exercise this Call Warrant shall expire on the earliest to occur of (a) the cancellation hereof, (b) the termination of the Trust Agreement, (c) the liquidation, disposition, or maturity of all of the Term Assets, or (d) the occurrence of a Payment Default or an Acceleration.

           Section VI.6      Descriptive Headings. The headings in this Call Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

           Section VI.7      GOVERNING LAW. THIS WARRANT INSTRUMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

           Section VI.8      Judicial Proceedings; Waiver of Jury. Any judicial proceeding brought against the Trust, the Trustee or the Warrant Agent with respect to this Call Warrant may be brought in any court of competent jurisdiction in the County of New York, State of New York or of the United States of America for the Southern District of New York and, by execution and delivery of this Call Warrant, the Trustee on behalf of the Trust and the Warrant Agent (a) accept, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate court, and irrevocably agree that the Trust, the Trustee and the Warrant Agent shall be bound by any judgment rendered thereby in connection with this Call Warrant, subject to any rights of appeal, and (b) irrevocably waive any objection that the Trust or the Trustee, the Warrant Agent may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

           Section VI.9      Nonpetition Covenant; No Recourse. Each of (i) the holder of this Call Warrant by its acceptance hereof, and (ii) the Warrant Agent agrees, that it shall not (and, in the case of the holder, that it shall not direct the Warrant Agent to), until the date which is one year and one day after the payment in full of the Certificates and all other securities issued by the Trust, the Depositor or entities formed, established or settled by the Depositor, acquiesce, petition or otherwise invoke or cause the Trust, the Depositor, or any such other entity to invoke the process of the United States of America, any State or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government for the purpose of commencing or sustaining a case by or against the Trust, the Depositor or any such other entity under a federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Trust, the Depositor or any such other entity or all or any part of the property or assets of Trust, the Depositor or any such other entity or ordering the winding up or liquidation of the affairs of the Trust, the Depositor or any such other entity.

           Each of (i) the holder of this Call Warrant, by its acceptance hereof, and (ii) the Warrant Agent agrees, that it shall not have any recourse to the Term Assets.

U.S. BANK TRUST NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee and Authenticating Agent

By: Authorized Signatory

U.S. BANK TRUST NATIONAL ASSOCIATION, as Warrent Agent

By: Authorized Signatory

FORM OF SUBSCRIPTION

[To be executed only upon exercise of Warrants]

To           CorTS(R)Trust III For Provident Financing Trust I

                     U.S. Bank Trust National Association, as Trustee
                     100 Wall Street, Suite 1600
                     New York, New York 10005
                     Attention: Corporate Trust

                   The undersigned registered holder of the within Call Warrant, having previously given notice thereof in accordance with the terms of the Call Warrant, hereby irrevocably exercises Warrant(s) for, and purchases pursuant thereto, the Term Assets receivable upon such exercise, and herewith makes payment of $[1,000] per Warrant therefor, and requests that such Term Assets be transferred to                                                  [insert information required for transfer of Term Assets]. In connection therewith, the undersigned hereby certifies that it is solvent as of the date hereof, as required by Section I.1 of the Call Warrant.

Dated:

                   (Signature must conform in all respects to name of holder as specified on the face of Warrant)

                     (Street Address)
                     (City)(State)(Zip Code)

FORM OF ASSIGNMENT

[To be executed only upon transfer of Call Warrant]

           For value received, the undersigned registered holder of the within Call Warrant hereby sells, assigns and transfers unto                                                   the                      Warrant(s) [Must be whole number] to purchase Term Assets to which such Call Warrant relates, and appoints Attorney to make such transfer on the books of the Warrant Agent maintained for such purpose, with full power of substitution in the premises.

Dated:

                   (Signature must conform in all respects to name of holder as specified on the face of Warrant)

                     (Street Address)
                     (City)(State)(Zip Code)

Signed in the presence of:

Schedule 1

To the Call Warrant

$20,646,000 aggregate principal amount of 7.75% Notes due July 15, 2037 issued by Fairfax Financial Holdings Limited and $20,000,000 of Treasury STRIPS due May 15, 2030 or Treasury Obligations if the Treasury STRIPS have matured.